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EXHIBIT (a)(5)(vi)

Contact: Brian K. Miller
Vice President—Finance
Tyler Technologies, Inc.
(972) 713-3720
bmiller@tylertechnologies.com

FOR IMMEDIATE RELEASE

TYLER TECHNOLOGIES ANNOUNCES PRELIMINARY
RESULTS OF ITS MODIFIED "DUTCH AUCTION"
TENDER OFFER

Dallas, Texas, May 13, 2003—Tyler Technologies, Inc. (NYSE: TYL) announced today the preliminary results of its modified "Dutch Auction" tender offer, which expired at 12:00 Midnight, New York City time, on May 12, 2003.

Tyler commenced the tender offer on April 14, 2003, when it offered to purchase up to 4,200,000 shares of its outstanding common stock at a price determined by Tyler that is not greater than $4.00 nor less than $3.60 per share. In accordance with the rules of the Securities and Exchange Commission, Tyler may purchase an additional amount of shares not to exceed 2% of its outstanding shares (approximately 907,000 shares) without amending or extending the offer.

Based on the preliminary count by EquiServe Trust Company, N.A., the Depositary for the offer, approximately 5,992,000 shares of common stock were properly tendered and not withdrawn at prices at or below $4.00 per share (including shares tendered by holders that indicated in their Letter of Transmittal that such holders were willing to accept the price determined in the tender offer). By exercising its right to purchase up to an additional 2% of its outstanding shares without amending or extending the offer, Tyler expects to purchase approximately 5,107,000 shares at a purchase price of $4.00 per share, or a total cost of approximately $20,428,000. Due to the over-subscription, Tyler expects a proration factor of approximately 85.2% of the shares tendered at or below the purchase price.

The proration factor, the number of shares to be purchased, and the purchase price per share are preliminary and are subject to verification by the Depositary. The final proration factor, the actual number of shares to be purchased, and the actual purchase price per share will be announced promptly following completion of the verification process. Tyler will pay for all shares purchased promptly following that time.

As of May 12, 2003, Tyler had approximately 45,374,000 shares of common stock outstanding. As a result of the completion of the tender offer, Tyler expects to have approximately 40,267,000 shares of common stock outstanding as of the time immediately following payment for the tendered shares.

Subject to applicable law, Tyler may, in the future, purchase additional shares of its common stock pursuant to its previously announced stock repurchase program, although Tyler and its affiliates are prohibited from repurchasing shares until at least ten business days after May 12, 2003.

Any questions with regard to the tender offer may be directed to Georgeson Shareholder Communications, Inc., the Information Agent, at (800) 654-1865.

Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local governments more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler's client base includes nearly 6,000 local government offices in 49 states, Canada and Puerto Rico. More information about Tyler Technologies can be found on the World Wide Web at www.tylertechnologies.com.

Tyler Technologies, Inc. has included in this press release "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward- looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company's customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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TYLER TECHNOLOGIES ANNOUNCES PRELIMINARY RESULTS OF ITS MODIFIED "DUTCH AUCTION" TENDER OFFER